Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fushi Copperweld, Inc

We consent to the use of our report dated March 13, 2008, with respect to the consolidated balance sheets of Fushi Copperweld, Inc. and subsidiaries as of December 31, 2007 and 2006, and the consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007, which is incorporated in this Annual Report (Form 10-K) for the year ended December 31, 2007

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 17, 2008